EXHIBIT 99.1

Item 6.	Selected Financial Data

This information should be read in conjunction with our consolidated financial statements and notes thereto.

	Fiscal Year Ended
	2008	2007	2006	2005	2004
	(in thousands, except per share data)
Statement of Operations Data:
Revenues:
Net product revenues	$107,582	$94,191	$65,902	$85,247	$85,213
Research and development revenues	7,223	3,958	5,189	5,049	2,068

Total revenues	114,805	98,149	71,091	90,296	87,281
Expenses:
Cost of product revenues	77,980	78,625	49,293	54,970	73,182
Research and development—funded programs	5,076	3,157	4,908	6,498	2,340
Research and development—internal	10,898	8,300	5,341	5,766	12,693
Selling, general and administrative	15,980	18,009	19,317	14,114	10,141
Other	—	—	—	—	240
Impairment charges(1)	—	—	—	518	5,323

	109,934	108,091	78,859	81,866	103,919

Income (loss) from operations	4,871	(9,942)	(7,768)	8,430	(16,638)
Other income and expense:
Interest income	3,281	4,451	4,786	3,596	2,821
Other income	93	85	468	76	178
Impairment on loan to unconsolidated affiliate	(1,188)	—	—	—	—
Loss on sale of Kenet	(2,691)	—	—	—	—
Impairment of marketable debt securities	(1,252)	—	—	—	—
Other-than-temporary impairment of Micrel common stock	(224)	(123)	—	—	—
Gain on sale of Micrel common stock	—	—	1,208	—	—
Foreign currency transaction gains (losses)	2,296	93	(773)	(226)	(1,009)
Interest and other expense	(44)	(68)	(56)	(122)	(70)

	271	4,438	5,633	3,324	1,920

Income (loss) before (provision) benefit from income taxes, equity losses in unconsolidated affiliates, cumulative effect of accounting change and net (income) loss of noncontrolling interest	5,142	(5,504)	(2,135)	11,754	(14,718)
Tax (provision) benefit	(792)	(465)	273	(162)	330

Income (loss) before equity losses in unconsolidated affiliates, cumulative effect of accounting change and net (income) loss of noncontrolling interest	4,350	(5,969)	(1,862)	11,592	(14,388)
Equity losses in unconsolidated affiliates	(1,081)	(275)	(594)	(210)	(879)

Income (loss) before cumulative effect of accounting change and net (income) loss of noncontrolling interest	3,269	(6,244)	(2,456)	11,382	(15,267)
Cumulative effect of accounting change(2)	—	—	—	(443)	—

Net income (loss)	$3,269	$(6,244)	$(2,456)	$10,939	$(15,267)

Net (income) loss attributable to the noncontrolling interest	(683)	(312)	307	(435)	(106)
Net income (loss) attributable to the controlling interest	$2,586	$(6,556)	$(2,149)	$10,504	$(15,373)

Income (loss) before cumulative effect of accounting change per share:
Basic	$0.04	$(0.10)	$(0.03)	$0.16	$(0.22)
Diluted	$0.04	$(0.10)	$(0.03)	$0.16	$(0.22)
Cumulative effect of accounting change per share:
Basic	$—	$—	$—	$(0.01)	$—
Diluted	$—	$—	$—	$(0.01)	$—
Net income (loss) per share:
Basic	$0.04	$(0.10)	$(0.03)	$0.15	$(0.22)
Diluted	$0.04	$(0.10)	$(0.03)	$0.15	$(0.22)
Weighted average number of common shares outstanding:
Basic	67,876	67,544	68,064	69,334	70,052
Diluted	68,164	67,544	68,064	69,879	70,052

	Fiscal Year Ended
	2008	2007	2006	2005	2004
Balance Sheet Data:
Cash and cash equivalents and marketable debt securities	100,016	93,304	105,360	119,757	111,900
Working capital	116,841	107,931	116,119	128,950	123,509
Total assets	159,677	161,054	161,413	166,334	156,452
Long-term obligations	867	806	772	740	—
Total stockholders’ equity	138,482	137,484	140,965	146,275	139,419

(1)	The Company recorded a $0.5 million and a $5.3 million impairment charge in fiscal year 2005 and 2004, respectively, as a result of its discontinuance of CyberLite LED manufacturing and development activities.
(2)	The Company adopted Financial Accounting Standards Board (FASB) Interpretation No. 47, “Accounting for Conditional Asset Retirement Obligations—an interpretation of FASB Statement No. 143,” in 2005.

Item 8. Financial Statements and Supplementary Data

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of

Kopin Corporation

Taunton, Massachusetts

We have audited the accompanying consolidated balance sheets of Kopin Corporation and subsidiaries (the “Company”) as of December 27, 2008 and December 29, 2007, and the related consolidated statements of operations, comprehensive loss, stockholders’ equity, and cash flows for each of the three years in the period ended December 27, 2008. Our audits also included the financial statement schedule listed in the Index of the Company’s Annual Report on Form 10-K at Item 15(a)(2). These financial statements and financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on the financial statements and financial statement schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Kopin Corporation and subsidiaries as of December 27, 2008 and December 29, 2007, and the results of their operations and their cash flows for each of the three years in the period ended December 27, 2008, in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly, in all material respects, the information set forth therein.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the Company’s internal control over financial reporting as of December 27, 2008, based on the criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated March 10, 2009 (not included herein) expressed an unqualified opinion on the Company’s internal control over financial reporting.

/s/ DELOITTE & TOUCHE LLP

Boston, Massachusetts

March 10, 2009 (November 19, 2009 as to the effects of the retrospective adoption of Financial Accounting Standards Board Statement No. 160 as described in Note 1 to the financial statements)

KOPIN CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

	December 27, 2008	December 29, 2007
ASSETS
Current assets:
Cash and equivalents	$57,949,449	$30,748,060
Marketable securities, at fair value	42,066,542	62,556,257
Accounts receivable, net of allowance of $664,000 and $708,000 in 2008 and 2007 respectively	14,394,306	10,600,794
Accounts receivable from unconsolidated affiliates, net of allowance of $507,000 in 2008	2,814,447	3,621,463
Unbilled receivables	2,395,963	905,151
Inventory	13,269,486	16,732,060
Prepaid taxes	206,471	874,807
Prepaid expenses and other current assets	1,160,497	1,107,151

Total current assets	134,257,161	127,145,743
Property, plant and equipment	19,359,874	21,927,061
Other assets	6,060,460	11,981,173

Total assets	$159,677,495	$161,053,977

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$7,744,005	$10,295,340
Accounts payable to unconsolidated affiliates	992,990	2,084,491
Accrued payroll and expenses	2,304,210	2,926,176
Accrued warranty	1,250,000	1,030,000
Billings in excess of revenue earned	3,127,923	173,851
Other accrued liabilities and professional fees	1,996,947	2,704,544

Total current liabilities	17,416,075	19,214,402
Asset retirement obligations	866,965	805,797
Commitments and contingencies
Stockholders’ equity:
Preferred stock, par value $.01 per share: authorized, 3,000 shares; none issued	—	—
Common stock, par value $.01 per share: authorized, 120,000,000 shares; issued 73,147,743 shares in 2008 and 71,935,976 in 2007; outstanding 68,257,748 in 2008 and 67,741,956 in 2007	718,732	713,574
Additional paid-in capital	310,241,805	307,900,357
Treasury stock (3,615,480 shares in 2008 and 2007, at cost)	(14,552,865)	(14,552,865)
Accumulated other comprehensive (loss) income	(168,303)	3,767,256
Accumulated deficit	(157,757,433)	(160,343,913)

Total Kopin Corporation stockholders’ equity	138,481,936	137,484,409
Noncontrolling interest	2,912,519	3,549,369

Total stockholders’ equity	141,394,455	141,033,778

Total liabilities and stockholders’ equity	$159,677,495	$161,053,977

KOPIN CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

Fiscal Year Ended	2008	2007	2006
Revenues:
Net product revenues	$107,581,841	$94,191,465	$65,902,228
Research and development revenues	7,223,696	3,957,648	5,189,128

	114,805,537	98,149,113	71,091,356

Expenses:
Cost of product revenues	77,979,570	78,624,626	49,292,767
Research and development-funded programs	5,075,774	3,157,452	4,907,836
Research and development-internal	10,898,268	8,300,285	5,340,686
Selling, general, and administration	15,980,362	18,008,967	19,317,791

	109,933,974	108,091,330	78,859,080

Income (loss) from operations	4,871,563	(9,942,217)	(7,767,724)
Other income and expense:
Interest income	3,281,297	4,450,623	4,785,987
Other income	92,872	85,317	468,498
Impairment on loans to unconsolidated affiliate	(1,187,937)	—	—
Loss on sale of Kenet	(2,690,645)	—	—
Other-than temporary impairment of marketable debt securities	(1,252,342)	—	—
Other-than temporary impairment of Micrel common stock	(224,280)	(123,253)	—
Gain on sale of Micrel common stock	—	—	1,208,000
Foreign currency transaction gains (losses)	2,296,222	93,347	(773,203)
Interest and other expense	(43,912)	(68,007)	(56,664)

	271,275	4,438,027	5,632,618

Income (loss) before (provision) benefit for income taxes, equity losses in unconsolidated affiliates and net (income) loss of noncontrolling interest	5,142,838	(5,504,190)	(2,135,106)
Tax (provision) benefit	(792,000)	(465,000)	273,000

Income (loss) before equity losses in unconsolidated affiliates and net (income) loss of noncontrolling interest	4,350,838	(5,969,190)	(1,862,106)
Equity losses in unconsolidated affiliates	(1,081,205)	(274,577)	(593,911)

Net income (loss)	3,269,633	(6,243,767)	(2,456,017)
Net (income) loss attributable to the noncontrolling interest	(683,153)	(312,333)	306,543

Net income (loss) attributable to the controlling interest	$2,586,480	$(6,556,100)	$(2,149,474)

Net income (loss) per share:
Basic	$0.04	$(0.10)	$(0.03)

Diluted	$0.04	$(0.10)	$(0.03)

Weighted average number of common shares outstanding:
Basic	67,876,385	67,543,957	68,064,262

Diluted	68,163,759	67,543,957	68,064,262

KOPIN CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

Fiscal Year Ended	2008	2007	2006
Net income (loss)	$3,269,633	$(6,243,767)	$(2,456,017)
Foreign currency translation adjustments	(6,055,056)	49,256	1,590,863
Unrealized holding gain on marketable securities	853,808	679,702	74,964
Reclassifications of gains in net income (loss)	(54,313)	(147,370)	(416,593)

Comprehensive loss	(1,985,928)	(5,662,179)	(1,206,783)
Comprehensive income (loss) attributable to the noncontrolling interest	636,849	(71,763)	(119,834)

Comprehensive loss attributable to Kopin Corporation	$(1,349,079)	$(5,733,942)	$(1,326,617)

KOPIN CORPORATION

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

			Additional Paid-in Capital	Deferred Compensation	Treasury Stock	Accumulated Other Comprehensive Income (Loss)	Accumulated Deficit	Total Kopin Corporation Stockholders’ Equity	Noncontrolling Interest	Total Stockholders’ Equity

	Common Stock
	Shares	Amount
Balance, December 31, 2005	71,235,036	$712,350	$305,166,998	$(2,689,048)	$(7,398,868)	$2,122,241	$(151,638,339)	$146,275,334	$4,337,925	$150,613,259
Exercise of stock options	161,925	1,619	518,828	—	—	—	—	520,447	—	520,447
Change in accounting for stock compensation	(286,500)	(2,865)	(2,686,183)	2,689,048	—	—	—	—	—	—
Stock based compensation expense	—	—	2,789,658	—	—	—	—	2,789,658	—	2,789,658

Forfeiture of nonvested stock	(26,750)	(267)	267	—	—	—	—	—	—	—
Net unrealized holding loss on marketable securities	—	—	—	—	—	(341,629)	—	(341,629)	—	(341,629)
Foreign currency translation adjustments	—	—	—	—	—	1,164,486	—	1,164,486	426,342	1,590,828
Restricted stock for tax withholding obligations	(40,320)	(403)	(139,525)	—	(220,098)	—	—	(360,026)	—	(360,026)
Treasury stock purchase	—	—	—	—	(6,933,899)	—	—	(6,933,899)	—	(6,933,899)
Net loss	—	—	—	—	—	—	(2,149,474)	(2,149,474)	(306,543)	(2,456,017)

Balance, December 30, 2006	71,043,391	$710,434	$305,650,043	$—	$(14,552,865)	$2,945,098	$(153,787,813)	$140,964,897	$4,457,724	$145,422,621

Exercise of stock options	95,849	958	278,920	—	—	—	—	279,878	—	279,878
Stock based compensation expense	—	—	2,254,556	—	—	—	—	2,254,556	—	2,254,556
Vesting of restricted stock	301,313	3,013	(3,013)	—	—	—	—	—	—	—
Net unrealized holding gain on marketable securities	—	—	—	—	—	532,332	—	532,332	—	532,332
Foreign currency translation adjustments	—	—	—	—	—	289,826	—	289,826	(240,570)	49,256
Restricted stock for tax withholding obligations	(83,089)	(831)	(280,149)	—	—	—	—	(280,980)	—	(280,980)
Kopin additional investment	—	—	—	—	—	—	—	—	(980,118)	(980,118)
Net (loss) income	—	—	—	—	—	—	(6,556,100)	(6,556,100)	312,333	(6,243,767)

Balance, December 29, 2007	71,357,464	$713,574	$307,900,357	$—	$(14,552,865)	$3,767,256	$(160,343,913)	$137,484,409	$3,549,369	$141,033,778

Exercise of stock options	44,053	441	131,045	—	—	—	—	131,486	—	131,486
Stock based compensation expense	—	—	2,740,849	—	—	—	—	2,740,849	—	2,740,849
Vesting of restricted stock	633,571	6,336	(6,336)	—	—	—	—	—	—	—
Net unrealized holding gain on marketable securities	—	—	—	—	—	799,495	—	799,495	—	799,495
Foreign currency translation adjustments	—	—	—	—	—	(4,735,054)	—	(4,735,054)	(1,320,003)	(6,055,057)
Restricted stock for tax withholding obligations	(161,860)	(1,619)	(345,372)	—	—	—	—	(346,991)	—	(346,991)
Stock option tender offer	—	—	(178,738)	—	—	—	—	(178,738)	—	(178,738)
Net income	—	—	—	—	—	—	2,586,480	2,586,480	683,153	3,269,633

Balance, December 27, 2008	71,873,228	$718,732	$310,241,805	$—	$(14,552,865)	$(168,303)	$(157,757,433)	$138,481,936	$2,912,519	$141,394,455

KOPIN CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

Fiscal year ended	2008	2007	2006
Cash flows from operating activities:
Net income (loss)	$3,269,633	$(6,243,767)	$(2,456,017)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation	5,035,403	3,457,020	2,623,283
Amortization (accretion) of premium or discount on marketable debt securities	146,614	225,773	236,076
Loss on disposal of equipment	—	453,050	—
Stock-based compensation	2,740,849	2,254,557	2,789,658
Net gain on investment transactions	—	—	(1,208,000)
Equity losses in unconsolidated affiliates	1,081,205	274,577	593,911
Impairment on marketable debt securities	1,476,622	123,253	—
Loss on disposal of unconsolidated affiliate	2,690,645	—	—
Loan loss reserve unconsolidated affiliate	1,187,937	—	—
Foreign currency gains	(2,296,222)	—	—
Change in allowance for bad debt	463,000	480,000	(53,000)
Change in other non-cash items	(105,682)	—	(446,094)
Changes in assets and liabilities:
Accounts receivable	(8,259,245)	(3,641,220)	964,085
Inventory	3,192,566	(4,880,725)	(2,235,270)
Deferred tax asset	—	—	370,000
Prepaid expenses and other current assets	423,706	163,398	232,400
Accounts payable and accrued expenses	(2,330,171)	3,188,900	399,812
Billings in excess of revenue earned	2,954,072	14,584	(921,543)

Net cash provided by (used in) operating activities	11,670,932	(4,130,600)	889,301

Cash flows from investing activities:
Proceeds from sale of marketable securities	51,521,564	32,020,156	43,449,627
Purchase of marketable securities	(31,631,309)	(16,451,503)	(32,538,083)
Other assets	36,371	(23,325)	47,189
Proceeds from sale of investments	2,705,260	—	3,002,000
Proceeds from insurance	—	—	33,000
Investment in Kowon	—	(980,118)	—
Investments in equity and cost based affiliates	—	—	(4,952,063)
Loans to unconsolidated affiliate	(2,012,213)	—	—
Capital expenditures	(3,334,079)	(7,637,451)	(7,867,729)

Net cash provided by investing activities	17,285,594	6,927,759	1,173,941

Cash flows from financing activities:
Treasury stock purchases	—	—	(6,933,899)
Settlements of restricted stock for tax withholding obligations	(346,991)	(280,980)	(360,023)
Proceeds from exercise of stock options	131,485	279,878	520,446

Net cash used in financing activities	(215,506)	(1,102)	(6,773,476)

Effect of exchange rate changes on cash	(1,539,631)	44,347	1,115,245

Net increase (decrease) in cash and equivalents	27,201,389	2,840,404	(3,594,989)
Cash and equivalents:
Beginning of period	30,748,060	27,907,656	31,502,645

End of period	$57,949,449	$30,748,060	$27,907,656

Supplemental disclosure of cash flow information:
Income taxes paid	$238,000	$93,000	$834,000

Supplemental schedule of noncash investing activities:
Construction in progress included in accrued expenses	$258,804	$810,469	$602,892

KOPIN CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	Summary of Significant Accounting Policies

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Fiscal Year

The Company’s fiscal year ends on the last Saturday in December. The fiscal years ended December 27, 2008, December 29, 2007 and December 30, 2006 each include 52 weeks and are referred to as fiscal years 2008, 2007 and 2006, respectively, herein.

Principles of Consolidation

The consolidated financial statements include the accounts of the Company, its wholly owned subsidiaries and Kowon Technology Co., Ltd. (Kowon), a majority owned (78%) subsidiary located in Korea. All inter-company transactions and balances have been eliminated. The noncontrolling interest in earnings of Kowon is reflected separately in the consolidated statements of operations. Investment in business entities in which the Company does not have control, but has the ability to exercise significant influence over operating and financial policies (generally 20-50 percent ownership interest in common stock), are accounted for by the equity method.

Revenue Recognition

The Company recognizes revenue in accordance with Securities and Exchange Commission (SEC) Staff Accounting Bulletin No. 104, Revenue Recognition (SAB 104). SAB 104 requires that four basic criteria must be met before revenue can be recognized: (1) persuasive evidence of an arrangement exists; (2) delivery has occurred and services rendered; (3) the price to the buyer is fixed or determinable; and (4) collectability is reasonably assured. The Company does not recognize revenue for products prior to customer acceptance unless it believes the product meets all customer specifications and the Company has a history of consistently achieving customer acceptance of the product. Provisions for product returns and allowances are recorded in the same period as the related revenues. The Company analyzes historical returns, current economic trends and changes in customer demand and acceptance of product when evaluating the adequacy of sales returns and other allowances. Certain product sales are made to distributors under agreements allowing for a limited right of return on unsold products. Sales to distributors are primarily made for sales to the distributor’s customers and not for their stocking of inventory. The Company delays revenue recognition for its estimate of distributor claims of right of return on unsold products based upon its historical experience with the Company’s products and specific analysis of amounts subject to return based upon discussions with the Company’s distributors or their customers.

The Company recognizes revenues from long-term research and development contracts on the percentage-of-completion method of accounting as work is performed, based upon the ratio of costs or hours already incurred to the estimated total cost of completion or hours of work to be performed. Revenue recognized at any point in time is limited to the amount funded by the U.S. government or contracting entity. The Company accounts for product development and research contracts that have established prices for distinct phases as if each phase were a separate contract. In some instances, the Company is contracted to create a deliverable which is anticipated to be qualified and go into full rate production stages. In those cases, the revenue recognition methodology will change from the percentage of completion method to the units-of-delivery method as new contracts are received after formal qualification has been completed. In certain instances qualification may be achieved and delivery of production units may commence however the Company’s customer may have either identified new issues to be resolved or wish to incorporate a newer display technology. In these circumstances new units delivered will continue to be accounted for under the units-of –delivery method.

The Company classifies amounts earned on contracts in progress that are in excess of amounts billed as unbilled receivables and classifies amounts received in excess of amounts earned as billings in excess of revenues earned. The Company invoices based on dates specified in the related agreement or in periodic installments based upon its invoicing cycle. The Company recognizes the entire amount of an estimated ultimate loss in its financial statements at the time the loss on a contract becomes known.

Research and Development Costs

Research and development expenses are incurred in support of internal display and III-V product development programs or programs funded by agencies or prime contractors of the U.S. government, the KoBrite joint venture and commercial partners. Research and development costs include staffing, purchases of materials and laboratory supplies, circuit design costs, fabrication and packaging of experimental display products, and overhead, and are expensed immediately.

KOPIN CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Cash and Equivalents and Marketable Securities

The Company considers all highly liquid, short-term debt instruments with original maturities of three months or less to be cash equivalents.

Marketable debt securities consist primarily of commercial paper, medium-term corporate notes, and United States government and agency backed securities. The Company classifies marketable debt securities included in “Marketable Securities” and the investment in Micrel in “Other Assets” as available-for-sale and accordingly carries them at fair value. The net unrealized holding gains (losses), recorded in accumulated other comprehensive income (loss), for available-for-sale marketable debt securities at December 27, 2008, December 29, 2007 and December 30, 2006, were $558,381, ($201,716) and ($1,099,762), respectively. The Company records the amortization of premium and accretion of discounts on marketable debt securities in the results of operations.

Investments in available-for-sale marketable debt securities are as follows at December 27, 2008 and December 29, 2007:

	Amortized Cost		Unrealized Gains		Unrealized Losses		Fair Value
	2008	2007	2008	2007	2008	2007	2008	2007
U.S. government and agency backed securities	$25,353,439	$41,438,125	$533,923	$76,620	$—	$—	$25,887,362	$41,514,745
Corporate debt	16,154,722	21,319,847	24,458	—	—	278,335	16,179,180	21,041,512

Total	$41,508,161	$62,757,972	$558,381	$76,620	$—	$278,335	$42,066,542	$62,556,257

The contractual maturity of the Company’s marketable debt securities is as follows at December 27, 2008:

	Less than One year	One to Five years	Greater than Five years	Total
U.S. government and agency backed securities	$4,110,540	$21,776,822	$—	$25,887,362
Corporate debt	—	6,450,930	9,728,250	16,179,180

Total	$4,110,540	$28,227,752	$9,728,250	$42,066,542

The Company uses the specific identification method as a basis for determining cost and calculating realized gains and losses. The gross gains and losses realized related to sales of marketable debt securities were not material during fiscal years 2008, 2007 and 2006.

Included in Other Income and Expense is an impairment charge on investments in corporate debt instruments of $1.3 million. The corporate debt consists of Floating Rate Notes with a maturity that is over multiple years but has interest rates which are reset every three months based on then current three month London Interbank Offering Rate (3 month Libor). The Company determines the fair market values of these corporate debt instruments through the use of a model which incorporates the 3 month Libor and the credit default swap rate of the issuer. After the fair market value of these corporate debt instruments is computed under this method it is compared to the bid and ask price spread of same or similar investments which are traded on several markets. The bid and ask prices for the corporate debt instruments are not the sole input in determining the fair market value of the instruments because the spreads between the bid and ask prices have been increasing, which indicates that they may not reflect an accurate measure of fair market value. The impairment of $1.3 million represents the difference between the acquisition cost of the corporate debt instrument and the computation of the fair market value of the investments for all corporate debt instruments whose acquisition cost has exceeded their computed fair market value for 12 months.

Inventory

Inventory is stated at the lower of cost (determined on the first-in, first-out or specific identification method) or market and consists of the following at December 27, 2008 and December 29, 2007:

	2008	2007
Raw materials	$7,679,199	$9,463,478
Work-in-process	2,505,113	3,447,661
Finished goods	3,085,174	3,820,921

	$13,269,486	$16,732,060

Inventory on consignment at customer locations was $2.3 million and $3.7 million at December 27, 2008 and December 29, 2007, respectively.

KOPIN CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Property, plant and equipment

Property, plant and equipment are recorded at cost. Depreciation and amortization are provided using the straight-line method over the estimated useful lives of the assets, generally 3 to 10 years. Leasehold improvements and leased equipment are amortized over the shorter of the term of the lease or the useful life of the improvement or equipment. As discussed below, obligations for asset retirement are accrued at the time property, plant and equipment is initially purchased or as such obligations are generated from use.

Product Warranty

The Company generally sells products with a limited warranty of product quality and a limited indemnification of customers against intellectual property infringement claims related to the Company’s products. The Company accrues for known warranty and indemnification issues if a loss is probable and can be reasonably estimated, and accrues for estimated incurred but unidentified issues based on historical activity. As of December 27, 2008 and December 29, 2007, the Company had warranty reserves of $1.3 million and $1.0 million, respectively. For the fiscal years 2008, 2007 and 2006 warranty expense was approximately $1.5 million, $0.6 million and $0.4 million, respectively.

Asset Retirement Obligations

The Company recorded assets and asset retirement obligations (ARO) liabilities of $0.9 million and $0.8 million at December 27, 2008 and December 29, 2007, respectively, which represents the legal obligations associated with retirement of their assets when the timing and/or method of settling the obligation are conditional on a future event that may or may not be within the control of the Company. The Company also recorded accumulated depreciation charges of $0.5 million and $0.5 million, at December 27, 2008 and December 29, 2007, respectively, which represents the cumulative amortization of the capitalized long-lived asset associated with this obligation. The Company estimated the ARO using a discounted cash flow model that considered the Company’s cost of capital as well as increases in costs prior to settlement of the obligations and considered the probability that performance would be required.

2008
Beginning balance as of December 29, 2007	$805,797
Additions liabilities incurred	25,000
Payment to settle liabilities	—
Accretion	36,168

Ending balance as of December 27, 2008	$866,965

Income Taxes

The consolidated financial statements reflect provisions for federal, state, local and foreign income taxes. The Company recognizes deferred tax assets and liabilities for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis, as well as operating loss and tax credit carryforwards. The Company measures deferred tax assets and liabilities using enacted tax rates expected to apply to taxable income in the years in which those temporary differences and carryforwards are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. The Company provides valuation allowances if, based on the weight of available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized.

There are no known tax positions which are reasonably possible to change over the next twelve months necessitating a significant change in our unrecognized tax benefits.

The Company recognized interest and penalties related to unrecognized tax benefits in income tax expense in the consolidated statements of operations.

Foreign Currency

Assets and liabilities of non-U.S. operations where the functional currency is other than the U.S. dollar are translated from the functional currency into U.S. dollars at year end exchange rates, and revenues and expenses at average rates prevailing during the year. Resulting translation adjustments are accumulated as part of accumulated other comprehensive income. Transaction gains or losses are recognized in income or loss in the period in which they occur.

KOPIN CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Net Income (Loss) Per Share

Basic net income (loss) per share is computed using the weighted average number of shares of common stock outstanding during the period less any unvested restricted shares. Diluted earnings per common share is calculated using weighted-average shares outstanding and contingently issuable shares, less weighted-average shares reacquired during the period. The net outstanding shares are adjusted for the dilutive effect of shares issuable upon the assumed conversion of the Company’s common stock equivalents, which consist of outstanding stock options and unvested restricted stock units.

Weighted average common shares outstanding used to calculate earnings per share, is as follows:

	2008	2007	2006
Weighted average common shares outstanding—basic	67,876,385	67,543,957	68,064,262
Stock options and nonvested restricted common stock	287,374	—	—

Weighted average common shares outstanding—diluted	68,163,759	67,543,957	68,064,262

The following were not included in weighted average common shares outstanding- diluted because they are anti-dilutive.

	2008	2007	2006
Nonvested restricted common stock	886,324	578,512	883,250
Stock options	5,823,032	6,858,322	8,229,749

Total	6,709,356	7,436,834	9,112,999

Concentration of Credit Risk

The Company primarily invests its excess cash in government backed and corporate financial instruments management believes to be of high credit worthiness, which bear lower levels of relative credit risk. The Company relies on rating agencies to ascertain the credit worthiness of its marketable securities and, where applicable, guarantees by the Federal Deposit Insurance Company. The Company sells its products to customers worldwide and generally does not require collateral. The Company maintains a reserve for potential credit losses.

Fair Value of Financial Instruments

Financial instruments consist of current assets (except inventories, income tax receivables and prepaid assets) and certain current liabilities. Current assets and current liabilities are carried at cost, which approximates fair value.

Stock-Based Compensation

The fair value of an option grant is estimated on the date of grant using the Black-Scholes-Merton option-pricing. There were no stock options granted in fiscal years 2008, 2007 and 2006.

Comprehensive (Loss) Income

Comprehensive (loss) income is the total of net income (loss) and all other non-owner changes in equity including such items as unrealized holding gains (losses) on marketable equity and debt securities classified as available-for-sale and foreign currency translation adjustments.

The components of accumulated other comprehensive (loss) income is as follows:

	Cumulative Translation Adjustment	Unrealized Holding (Loss) Gain on Marketable Securities	Accumulated Other Comprehensive Income (Loss)
Balance as of December 25, 2005	$2,514,660	$(392,419)	$2,122,241
Changes during year	1,164,486	(341,629)	822,857

Balance as of December 30, 2006	3,679,146	(734,048)	2,945,098
Changes during year	289,826	532,332	822,158

Balance as of December 29, 2007	$3,968,972	$(201,716)	$3,767,256
Changes during year	(4,735,054)	799,495	(3,935,559)

Balance as of December 27, 2008	$(766,082)	$597,779	$(168,303)

KOPIN CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Impairment Charge

In accordance with Statement of Financial Accounting Standards (SFAS) No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”, the Company periodically reviews the carrying value of our long-lived assets to determine if facts and circumstances suggest that they may be impaired or that the amortization or depreciation period may need to be changed. The carrying value of a long-lived asset is considered impaired when the anticipated identifiable undiscounted cash flows from such asset are less than its carrying value. For assets that are to be held and used, impairment is measured based upon the amount by which the carrying amount of the asset exceeds its fair value. The carrying value of the Company’s long-lived assets was $19.4 million at December 27, 2008.

Recently Adopted Accounting Pronouncements

In September 2006, the Financial Accounting Standards Board (FASB) issued SFAS No. 157, “Fair Value Measurements” (SFAS 157) which enhances existing guidance for measuring assets and liabilities at fair value. SFAS 157 defines fair value, establishes a framework for measuring fair value and expands disclosure about fair value measurements. The Company adopted SFAS No. 157 on January 1, 2008, as required for its financial assets and financial liabilities. However, the FASB deferred the effective date of SFAS 157 for one year as it relates to fair value measurement requirements for nonfinancial assets and nonfinancial liabilities that are not recognized or disclosed at fair value on a recurring basis. The adoption of SFAS 157 for the Company’s financial assets and financial liabilities did not have a material impact on its consolidated financial statements (See Note 4).

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities” (SFAS 159). SFAS 159 permits an entity to choose, at specified election dates, to measure eligible financial instruments and certain other items at fair value that are not currently required to be measured at fair value. An entity shall report unrealized gains and losses on items for which the fair value option has been elected in earnings at each subsequent reporting date. Upfront costs and fees related to items for which the fair value option is elected shall be recognized in earnings as incurred and not deferred. SFAS 159 also establishes presentation and disclosure requirements designed to facilitate comparisons between entities that choose different measurement attributes for similar types of assets and liabilities. SFAS 159 is effective for financial statements issued for fiscal years beginning after November 15, 2007 and interim periods with those financial years. At the effective date, an entity may elect the fair value option for eligible items that exist at that date. The entity shall report the effect of the first remeasurement to fair value as a cumulative-effect adjustment to the opening balance of retained earnings. The Company did not elect the fair value option for any of its eligible items as of December 29, 2007.

In December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements” (SFAS 160). SFAS 160 amends Accounting Research Bulletin No. 51, Consolidated Financial Statements, to establish accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. The Company adopted SFAS 160 on December 28, 2008, the first day of its 2009 fiscal year and retrospectively applied the standard for all periods presented.

Accounting Pronouncements to be Adopted

In December 2007, the Financial Accounting Standards Board (FASB) issued SFAS No. 141(R), “Business Combinations” (SFAS 141(R)). SFAS 141(R) requires an acquirer to recognize the assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree at the acquisition date, measured at their fair values as of that date. It requires acquisition-related costs and restructuring costs that the acquirer expects but is not obligated to incur to be recognized separately from the acquisition. SFAS No. 141(R) modifies the criteria for the recognition of contingencies as of the acquisition date. It also provides guidance on subsequent accounting for acquired contingencies. SFAS No. 141(R) is effective for business acquisitions for which the acquisition date is on or after January 1, 2009. SFAS 141(R) will not impact the Company’s accounting for prior acquisitions.

In March 2008, the FASB issued SFAS No. 161,“Disclosures about Derivative Instruments and Hedging Activities—an amendment of FASB Statement No. 133” (SFAS 161). SFAS 161 amends FASB Statement No. 133 to require enhanced disclosures about an entity’s derivative and hedging activities thereby improving the transparency of financial reporting. Entities are required to provide enhanced disclosures about (a) how and why an entity uses derivative instruments, (b) how derivative instruments and related hedged items are accounted for under Statement 133 and its related interpretations, and (c) how derivative instruments and related hedged items affect an entity’s financial position, financial performance, and cash flows. This Statement is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008. The Company does not currently hold any positions in derivative instruments or participate in hedging activities and thus does not expect the adoption of SFAS 161 to have any impact on its results of operations or financial position.

KOPIN CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

2.	Property, Plant and Equipment

Property, plant and equipment consisted of the following at December 27, 2008 and December 29, 2007:

	Useful Life	2008	2007
Land		$760,269	$1,027,585
Buildings	10 years	2,135,036	2,875,584
Equipment	3-5 years	41,451,287	36,050,507
Leasehold improvements	Life of the lease	13,882,281	11,957,334
Furniture and fixtures	3 years	360,724	328,317
Equipment under construction		1,391,661	6,241,137

		59,981,258	58,480,464
Accumulated depreciation and amortization		(40,621,384)	(36,553,403)

		$19,359,874	$21,927,061

During fiscal 2007 the Company recognized losses on disposal of equipment of $453,000. There were no gains or losses on disposals of long-lived assets in fiscal years 2008 and 2006. Depreciation expense for the fiscal years 2008, 2007 and 2006 was approximately $5,035,000, $3,457,000 and $2,623,000 respectively.

3.	Other Assets and Amounts Due To / Due From Affiliates

Other assets consist of the following as of December 27, 2008 and December 29, 2007:

	2008	2007
Marketable Equity Security
Micrel Inc.	$1,464,892	$1,689,171

Non-Marketable Equity Securities
Equity Method Securities
KTC	—	—
KoBrite	3,639,638	3,896,567
Cost Method Securities
Kenet	—	5,395,905
AWSC	774,588	774,588
Other	181,342	224,942

	$6,060,460	$11,981,173

Marketable Equity Security

As of December 27, 2008 and December 29, 2007, the Company held approximately 200,000 shares of Micrel common stock with an adjusted cost basis of approximately $1.5 million and $1.7 million, respectively. The adjusted cost basis reflects a $0.2 million and $0.1 million other-than-temporary charge to the statement of operations to reduce the carrying value to fair market value at December 27, 2008 and December 29, 2007, respectively. This investment is considered to be an available-for-sale security and, accordingly, the investment is carried on the consolidated statement of financial position at fair market value and unrealized gains and losses resulting from the difference between its adjusted cost and fair market value are recorded in other comprehensive income. In 2006, the Company sold 200,000 shares of Micrel common stock for approximately $3.0 million and recognized a gain of approximately $1.2 million, which is presented in the consolidated statement of operations.

Non-Marketable Securities—Equity Method Investments

Equity losses in unconsolidated affiliates consisted of the following:

	2008	2007	2006
KTC	$(824,276)	$—	$—
KoBrite	(256,929)	(274,577)	(593,911)

Total	$(1,081,205)	$(274,577)	$(593,911)

At December 27, 2008, the Company has an approximate 40% interest in Kopin Taiwan Corp (KTC), which is accounted for using the equity method and had a carrying value of $0. The Company has manufactured products for KTC to sell to its customers and

KOPIN CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

sells raw substrates to KTC. Also, KTC manufactures products for the Company to sell to its customers. The Company is not required to provide additional financing to KTC. However, during 2008 KTC experienced liquidity issues and the Company loaned KTC $2.0 million. At December 27, 2008 the Company reviewed the collectability of the loan and recorded a loan loss reserve of $1.2 million. In addition, under EITF 98-13 “Accounting by an Equity Method Investor for Investee Losses When the Investor Has Loans to and Investments in Other Securities of the Investee” the Company resumed the equity method of accounting and as a result recorded equity losses of $0.8 million in 2008.

As a result of the transactions between Kopin and KTC each party normally has accounts receivable and accounts payable from and to the other party. In 2008 the Company recorded $0.5 million of allowance for doubtful accounts representing the net difference between the amounts the Company was owed from KTC for trade accounts receivables and the amounts the Company owed KTC for trade accounts payables at December 27, 2008. The following is a summary of amounts recorded in our statement of operations for the fiscal years indicated for other than purchases and sales of products:

	2008	2007	2006
Equity losses recorded	$824,276	$—	$—
Loans written-off	1,187,937	—	—
Reserves for bad debts	506,762	—	—

Total	$2,518,975	$—	$—

One of the Company’s Directors is chairman of KTC and owns approximately 1% of the outstanding common stock of KTC.

The Company has accumulated an approximate 28% interest in KoBrite at December 27, 2008. The Company accounts for its interest using the equity method and at December 27, 2008 the carrying value of the investment was $3.6 million. KoBrite’s results are recorded one quarter in arrears. For fiscal years 2008, 2007 and 2006 the Company recorded losses of $0.3 million, $0.3 million and $0.6 million, respectively, in equity losses in unconsolidated affiliates in the consolidated statement of operations. Subsequent to December 27, 2008 KoBrite began the process of raising additional capital. In 2009, a current investor in KoBrite agreed to purchase equity shares from KoBrite. The share purchase is at KoBrite’s net book value. Accordingly, there is no impairment indicator. The Company has declined to participate, and if the sale of common stock is completed the Company’s ownership of KoBrite will decline to approximately 19%. In June 2008, one of the Company’s Directors, who is also the chairman of KTC, was elected to the Board of Directors of Bright LED, one of the principle investors of KoBrite.

Summarized financial information for KTC for the year ended December 31, and for KoBrite for the year ended September 30, is as follows:

	2008	2007	2006
Current assets	$11,746,000	$16,845,000	$15,548,000
Non current assets	22,878,000	26,232,000	26,863,000
Current liabilities	7,986,000	8,896,000	6,839,000
Non current liabilities	—	615,000	1,227,000
Revenues	14,611,000	13,744,000	5,715,000
Margin income (loss)	(1,024,000)	1,007,000	(1,766,000)
Loss from operations	(4,340,000)	(1,602,000)	(6,018,000)
Net loss	$(4,651,000)	$(1,900,000)	$(5,937,000)

Non-Marketable Securities—Cost Method Investments

At December 27, 2008 the Company had an investment in Advance Wireless Semiconductor Company (AWSC), with a carrying value of $0.8 million, which the Company accounts for on the cost basis. One of the Company’s Directors is a director of AWSC and several directors and officers own amounts ranging from 0.1% to 0.5% of the outstanding stock of AWSC.

On October 3, 2008 all of the outstanding common stock and assets of Kenet were sold. The Company’s portion of the net proceeds totaled $4.2 million. The cost basis of the investment was $6.9 million at the date of sale. The Company recorded a loss on the sale of $2.7 million. The acquisition agreement also provides for former shareholders of Kenet to earn additional proceeds based on the sales of Kenet products during the period January 3, 2009 until July 3, 2010. The Company could earn up to approximately $2.0 million. The amount will not be recorded until received.

Our Chief Executive Officer was a founder and board member of Kenet and owned approximately 2.3%. Certain of our directors and an officer had also invested in Kenet and their ownership ranged from 0.1% to 1.0%.

KOPIN CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Amounts Due from and Due to Affiliates

Related party receivables at December 27, 2008 and December 29, 2007 approximate the following amounts:

	December 27, 2008	December 29, 2007
Advanced Wireless Semiconductor	$1,821,000	$1,686,000
KTC	993,000	1,935,000

Accounts receivable from unconsolidated affiliates	$2,814,000	$3,621,000

Related party payables at December 27, 2008 and December 29, 2007 approximate the following amounts:

	December 27, 2008	December 29, 2007
KTC	$993,000	$2,084,000

Accounts payable to unconsolidated affiliates	$993,000	$2,084,000

The table below shows amounts sold by the Company (revenues), and amounts purchased by the Company (purchases) from the indicated affiliate:

	2008		2007		2006
	Revenues	Purchases	Revenues	Purchases	Revenues	Purchases
KTC	$1,700	$3,872,000	$3,000	$4,490,000	$39,000	$1,844,000
KoBrite	—	—	—	—	850,000	—
Advanced Wireless Semiconductor	12,461,000	—	7,341,000	—	10,065,000	—

Total	$12,462,700	$3,872,000	$7,344,000	$4,490,000	$10,954,000	$1,844,000

Certain officers and directors have invested in some of the Company’s investee companies, including Micrel. The Company has a loan to a non-officer employee for approximately $170,000 at December 27, 2008, which is due in 2009.

4.	Fair Value Measurements

On December 30, 2007, the Company adopted SFAS No. 157 “Fair Value Measurements” (SFAS 157). This statement defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. Under SFAS 157 the fair value of investments are categorized by the method by which their fair value is computed. The three categories are defined as Level 1, Level 2 and Level 3. An investment is categorized as Level 1 when its fair value is based on unadjusted quoted prices in active markets for identical assets that the Company has the ability to access at the measurement date. An investment is categorized as Level 2 if its fair market value is based on quoted market prices for similar assets in active markets, quoted prices for identical or similar assets in markets that are not active, based on observable inputs such as interest rates, yield curves, or derived from or corroborated by observable market data by correlation or other means. An investment is categorized as Level 3 if its fair value is based on assumptions developed by the Company about what a market participant would use in pricing the assets.

The following table details the fair value measurements within the fair value hierarchy of the Company’s financial assets:

		Fair Value Measurement at December 27, 2008 Using:
		Level 1	Level 2	Level 3
U.S. Government Securities	$25,887,362	$25,887,362	$—	$—
Corporate Debt	16,179,180	—	16,179,180	—
Micrel, Inc.	1,464,892	1,464,892	—	—

	$43,531,434	$27,352,254	$16,179,180	$—

KOPIN CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

5.	Stockholders’ Equity and Stock-Based Compensation

The Company had an ongoing authorization, as amended, through 2006 from the Board of Directors to repurchase the Company’s common stock in open market or negotiated transactions. As of December 27, 2008, the Company had repurchased 3,563,200 shares of its common stock for $14,275,139. In December 2008, the Company’s Board of Directors approved an additional share repurchase program, authorizing the Company to purchase up to $15 million of its common stock.

The Company has stock-based awards outstanding under several plans. The Company’s 1992 Stock Option Plan (the 1992 Plan), which expired on December 31, 2001, permitted the granting of both nonqualified stock options and incentive stock options and authorized 15,000,000 shares of common stock (including shares issued upon exercise of options granted pursuant to the Company’s 1985 Stock Option Plan). In 2001, the Company adopted a 2001 Equity Incentive Plan (the Equity Plan) and a 2001 Supplemental Equity Plan (the Supplemental Plan). The Equity Plan was approved by shareholders and the Supplemental Plan was approved by the Board of Directors of the Company. The Equity Plan, as amended, permits the granting of both nonqualified and incentive stock options and restricted stock awards. The Equity Plan authorized 5,350,000 shares of common stock, which may be issued to employees, non-employees, and members of the Board of Directors (the Board). The Supplemental Plan authorized 1,300,000 shares of common stock, which may be issued to employees and only permits the issuance of nonqualified stock options and restricted common stock awards. The option price of incentive stock options shall not be less than 100% of the fair market value of the stock at the date of grant, or in the case of certain incentive stock options, at 110% of the fair market value at the time of the grant. The option price of nonqualified stock options is determined by the Board or Compensation Committee. Options must be exercised within a ten-year period or sooner if so specified within the option agreement. The term and vesting period for restricted stock awards and options granted under the Equity Plan and the Supplemental Plan are determined by the Board’s compensation committee. Nonvested stock awards and options granted generally vest over either two or four year service periods, although the vesting of some awards may accelerate if certain conditions are met.

The Company has available approximately 500,000 shares of common stock for issuance under the Company’s stock award plans.

Stock Options

A summary of award activity under the stock option plans as of December 27, 2008 and changes during the twelve month period is as follows:

	2008
	Shares	Weighted Average Exercise Price
Balance, beginning of year	6,858,322	$11.69
Options granted	—	—
Options forfeited/cancelled	(988,737)	11.18
Options exercised	(44,053)	2.98

Balance, end of year	5,825,532	$11.68

Exercisable, end of year	5,794,157

The following table summarizes information about stock options outstanding and exercisable at December 27, 2008:

	Options Outstanding			Options Exercisable
Range of Exercise Prices	Number Outstanding	Weighted Average Remaining Contractual Life (Years)	Weighted Average Exercise Price	Number Exercisable	Weighted Average Exercise Price
$ 0.01—$ 3.55	146,500	6.41	$3.43	115,250	$3.41
$ 3.75—$ 4.97	1,276,682	4.41	4.46	1,276,557	4.46
$ 5.00—$ 9.95	1,288,436	3.82	6.03	1,288,436	6.03
$10.00—$13.00	1,475,170	2.36	11.28	1,475,170	11.28
$14.31—$44.88	1,638,744	1.63	22.84	1,638,744	22.84

	5,825,532	3.03	$11.68	5,794,157	$11.72

Aggregate intrinsic value on December 27, 2008	$5,250			$5,250

KOPIN CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

A summary of options vested and expected to vest at December 27, 2008 is as follows:

	Shares	Weighted Average Exercise Price	Aggregate Intrinsic Value
Options vested at year end	5,794,157	$11.72	$5,250
Options expected to vest, at year end	31,375	3.50	—

Options vested and expected to vest	5,825,532	$11.68	$5,250

No stock options were issued in 2008, 2007 or 2006. The intrinsic value of options exercised in 2008, 2007 and 2006 was approximately $7,000, $87,000 and $162,000, respectively.

Cash received from option exercises under all share-based payment arrangements was approximately $0.1 million and $0.3 million for fiscal years 2008 and 2007, respectively. No tax benefits were realized during this period due to the existence of tax net operating loss carryforwards.

In fiscal year 2008 the Company purchased and cancelled under a tender offer 197,218 stock options held by employees. Had these stock options not been purchased by the Company they may have resulted in excise taxes for the employees and reporting requirements for the Company under section 409 (A) of the Internal Revenue Code. The Company paid approximately $180,000 for these stock options which represented the fair market value of the options as determined through the use of the Black-Scholes-Merton option pricing model.

NonVested Restricted Common Stock

The Company has issued shares of nonvested restricted common stock to certain employees. Each award requires the employee to fulfill certain obligations, including remaining employed by the Company for one, two or four years (the vesting period) and in certain cases meeting performance criteria. A summary of the activity for nonvested restricted common stock awards as of December 27, 2008 and changes during the twelve months then ended is presented below:

	Shares	Weighted Average Grant Fair Value
Balance December 29, 2007	578,512	$3.86
Granted	1,783,207	2.55
Forfeited	(453,633)	2.75
Vested	(633,571)	3.40

Balance, December 27, 2008	1,274,515	$2.65

Stock-Based Compensation

The following table summarizes stock-based compensation expense related to employee stock options and nonvested restricted common stock awards under SFAS123R for the fiscal years 2008, 2007 and 2006 (no tax benefits were recognized):

	2008	2007	2006
Cost of product revenues	$715,056	$581,808	$511,738
Research and development	441,080	244,598	294,702
Selling, general and administrative	1,584,713	1,428,150	1,983,218

Total	$2,740,849	$2,254,556	$2,789,658

The total unrecognized compensation cost related to nonvested restricted common stock awards is expected to be recognized over a weighted average period of 2 years. The total unrecognized compensation cost is as follows at December 27, 2008:

2008
Stock option awards	$24,953
Nonvested restricted common stock awards	2,567,546

$2,592,499

KOPIN CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

6.	Concentrations of Risk

Financial instruments that potentially subject the Company to concentration of credit risk other than marketable securities consist principally of trade accounts receivable. Trade receivables are primarily derived from sales to manufacturers of consumer electronic devices and wireless components or military applications. Ongoing credit evaluations of customers’ financial condition are performed and collateral, such as letters of credit, are generally not required. The following table depicts the customer’s trade receivable balance as a percentage of gross trade receivables as of the end of the year indicated: (The symbol “*” indicates that the customer’s accounts receivable balance was less than 10% of the Company’s Gross Accounts Receivables):

	Percent of Gross Accounts Receivable
Customer	2008	2007
Skyworks Solutions, Inc.	14%	17%
Advanced Wireless Semiconductor Co.	11	10
DRS Technologies	19	12
KTC	*	11
QiOptiq	12	*

Sales to significant non-affiliated customers, for fiscal years 2008, 2007 and 2006, as a percentage of total revenues were as follows: (The symbol “*” indicates that sales to that customer were less than 10% of the Company’s total revenues.)

	Sales as a Percent of Total Revenue
	Fiscal Year
Customer	2008	2007	2006
Skyworks Solutions, Inc.	20%	26%	36%
Advanced Wireless Semiconductor Company	9	5	13
Military Customers	32	16	16
United States Government Funded Research and Development Contracts	6	4	7
DRS Technologies	19	*	10
Sanyo Electric Co, Ltd.	*	16	*

Skyworks Solutions, Inc. (Skyworks Solutions) also uses the foundry services of Advanced Wireless Semiconductor Company (AWSC) to process the Company’s HBT transistor wafers on their behalf. In 2005, the Company began selling HBT transistor wafers directly to AWSC for eventual resale by AWSC to Skyworks Solutions. AWSC also purchases HBT transistor wafers from the Company for the processing and sale to other customers. Sales to DRS Technologies are included within the Military Customers category. Removing DRS Technologies would reduce sales to Military Customers to 13%.

7.	Income Taxes

The provision (benefit) for income taxes consists of the following for the fiscal years indicated:

	Fiscal Year
	2008	2007	2006
Current
Federal	$181,000	$—	$1,807,000
State	158,000	43,000	53,000
Foreign	453,000	422,000	(505,000)
Expiration of tax contingencies	—	—	(300,000)
Deferred
Federal	736,000	(1,756,000)	(2,034,000)
State	1,627,000	(469,000)	(178,000)
Foreign	364,000	(10,000)	(5,000)
Tax credits	—	—	(102,000)
Change in valuation allowance	(2,727,000)	2,235,000	991,000

	$792,000	$465,000	$(273,000)

KOPIN CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Net operating losses utilized in 2008 and 2006 to offset federal and state taxes were $3,527,000 and $1,713,000, respectively.

The actual income tax provision (benefit) reported from operations are different than those which would have been computed by applying the federal statutory tax rate to loss before income tax benefit. A reconciliation of income tax benefit as computed at the U.S. federal statutory income tax rate to the provision for income tax benefit is as follows:

	Fiscal Year
	2008	2007	2006
Tax provision (benefit) at U.S. statutory rates	$1,127,000	$(1,926,000)	$(816,000)
State tax liability (benefit)	1,730,000	(441,000)	—
Foreign tax rate difference	(228,000)	(259,000)	(263,000)
Nondeductible expenses	56,000	4,000	98,000
Utilized/expired net state operating loss carryforwards	(862,000)	990,000	—
State tax rate change	1,039,000	(1,845,000)	—
(Increase) Reduction of credits	(348,000)	686,000	—
Non-deductible equity compensation	1,272,000	1,021,000	—
Expiration of Contingencies	—	—	(300,000)
Other, net	(267,000)	—	17,000
Change in valuation allowance	(2,727,000)	2,235,000	991,000

	$792,000	$465,000	$(273,000)

State operating losses must be offset against taxable income within 5 years of the incurrence of the losses. In 2007 approximately $33.0 million of state operating losses expired unused. The Company decreased its state tax rate from 6% for 2007 to 4% for 2008. The Company determines its domestic state tax rate by allocating its results of operations and other factors to the various states it has operations in and applying the state’s applicable tax rates.

Pretax foreign earnings (losses) were approximately $3,669,000, $1,946,000 and ($746,000) for the fiscal years 2008, 2007 and 2006, respectively. The Company has not received any remittance of any earnings from its foreign operations nor does it intend to in the foreseeable future. Accordingly, U.S. income taxes were not provided for approximately $10.9 million of undistributed earnings of the Company’s Korean subsidiary.

Deferred taxes are provided to recognize the effect of temporary differences between tax and financial reporting. Deferred income tax assets and liabilities consist of the following:

	Fiscal Year
	2008	2007
Deferred tax assets:
Federal net operating loss carryforwards	$15,662,000	$18,333,000
State net operating loss carryforwards	162,000	1,024,000
Equity awards	7,183,000	8,488,000
Tax credits	3,820,000	3,391,000
Equipment	3,540,000	3,772,000
Investments	5,550,000	4,874,000
Other	8,333,000	7,095,000

Net deferred tax assets	44,250,000	46,977,000
Valuation allowance	(44,250,000)	(46,977,000)

	$—	$—

As of December 27, 2008, the Company has available for tax purposes federal net operating loss carryforwards (NOL) of $44.7 million expiring through 2026. The Company also has a state NOL of $27.2 million. As a result of recent tax legislation changes, the availability of the state NOL may be limited in future periods. The Company has not historically recorded, nor does it intend to record the tax benefits from stock awards until realized. Unrecorded benefits from stock awards approximated $14.5 million at each of the years ended 2008 and 2007. The Company has recognized a full valuation allowance on its net deferred tax assets due to the uncertainty of realization of such assets. The change in the valuation allowance during 2008 was due to an increase in deferred tax assets of $800,000 and the utilization of NOLs of $3,527,000.

KOPIN CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The Company has unrecognized tax benefits of approximately $200,000 related to uncertainties regarding transfer pricing. These unrecognized tax benefits, if recognized, would affect the effective tax rate prior to the adjustment for the Company’s valuation allowance.

The Company’s Income Tax returns have not been examined by the Internal Revenue Service (the “IRS”) and are subject to examination for all years since 1992. State income tax returns are generally subject to examination for a period of 3 to 5 years after filing of the respective return. The state impact of any federal changes remains subject to examination by various states for a period of up to one year after formal notification to the states.

International jurisdictions have statutes of limitations generally ranging from 3 to 5 years after filing of the respective return. Years still open to examination by tax authorities in major jurisdictions include Korea (2003 onward), Japan (2003 onward) and Hong Kong (2005 onward). The Company is not currently under examination in these jurisdictions.

8.	Accrued Warranty

The Company warrants its products against defect for 12 months. A provision for estimated future costs and estimated returns for credit relating to warranty is recorded in the period when product is shipped and revenue recognized, and is updated as additional information becomes available. The Company’s estimate of future costs to satisfy warranty obligations is based primarily on historical warranty expense experienced and a provision for potential future product failures. Changes in the accrued warranty for fiscal years 2008 and 2007 are as follows:

	Fiscal Year Ended
	December 27, 2008	December 29, 2007
Beginning Balance	$1,030,000	$1,030,000
Additions	1,720,000	628,000
Claim and reversals	(1,500,000)	(628,000)

Ending Balance	$1,250,000	$1,030,000

9.	Employee Benefit Plan

The Company has an employee benefit plan pursuant to Section 401(k) of the Internal Revenue Code of 1986, as amended. The plan allows employees to defer an amount of their annual compensation up to a current maximum of $15,500. The Company will match 50% of all deferred compensation up to a maximum of 3% of each employee’s annual compensation. The amount charged to operations in connection with this plan was approximately $192,000 $209,000 and $190,000 in fiscal years 2008, 2007 and 2006, respectively.

10.	Commitments

Leases

The Company leases facilities located in Taunton and Westborough, Massachusetts, and Scotts Valley, California, under non-cancelable operating leases. The Taunton leases expire in 2012 and 2010. The Taunton lease which expires in 2010 may be extended for two additional 10 year periods. The Westborough lease expires in 2012. The Scotts Valley lease terminates in 2012. Substantially all real estate taxes, insurance and maintenance expenses under these leases are the Company’s obligations and are expensed as incurred and were immaterial. The following is a schedule of minimum rental commitments under non-cancelable operating leases at December 27, 2008:

Fiscal Year ending,	Amount
2009	$1,344,000
2010	1,099,000
2011	992,000
2012	421,000
Thereafter	—

Total minimum lease payments	$3,856,000

Amounts incurred under operating leases are recorded as rent expense on a straight line basis and aggregated approximately $1.5 million in fiscal years 2008, 2007 and 2006.

KOPIN CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Other Agreements

The Company has entered into various license agreements which require payment of royalties based upon a set percentage of product sales, subject in some cases, to certain minimum amounts. Total royalty expense approximated $20,000, $15,000 and $27,000, respectively, in fiscal years 2008, 2007 and 2006.

In July 2008, the Company amended a purchase and supply agreement with a significant HBT customer that now expires in July 2010, excluding a last time buy option contained in the agreement. Under the terms of this agreement, the Company agreed to maintain capacity levels for manufacturing HBT wafers and the Company committed to a pricing schedule under certain circumstances. The agreement also requires the Company to give prior notice if the Company exits its HBT product line. In consideration for this agreement the customer agreed to source 100% of its HBT wafer needs from the Company subject to the customer’s right to source HBT wafers from other sources if the Company is unable to meet their requirements under certain circumstances. The Company agreed that failure to meet its supply obligations under the agreement would allow the Company’s customer to obtain court ordered specific performance and if the Company does not perform it could then be liable for monetary damages up to a maximum of $40.0 million. To date the Company has met its commitments under this agreement.

11.	Litigation

The Company is engaged in legal proceedings arising in the ordinary course of business. Management believes the ultimate outcome of these proceedings will not have a material adverse impact on the Company’s consolidated financial position, results of operations or cash flows.

The Company has received a complaint from a customer who has made certain claims, including the claim that the Company violated an agreement which gave them an exclusivity to sell a product in a specific territory. They are seeking approximately $2.678 million Euros as compensation for expenses and damages. The Company does not believe the claim has merit and will vigorously defend against it.

12.	Segments and Geographical Information

The Company’s chief operating decision maker is its Chief Executive Officer. The Company’s chief operating decision maker evaluates the operating results of the Company’s reportable segments based on revenues and net income (loss).

The Company has two operating and reportable segments, Kopin US, which includes the operations in the United States and the Company’s equity method investments, and Kowon. The following table presents the Company’s reportable segment results for the years ended December 27, 2008, December 29, 2007 and December 30, 2006:

	Kopin US	Kowon	Adjustments	Total
2008
Revenues	$109,236,000	$20,570,000	$(15,000,000)	$114,806,000
Net income	55,000	3,199,000	(668,000)	2,586,000
Total Assets	147,276,000	19,213,000	(6,812,000)	159,677,000

2007
Revenues	$92,621,000	$34,378,000	$(28,850,000)	$98,149,000
Net (loss) income	(7,767,000)	1,532,000	(321,000)	(6,556,000)
Total Assets	147,400,000	40,823,000	(27,169,000)	161,054,000

2006
Revenues	$65,083,000	$8,945,000	$(2,937,000)	$71,091,000
Net loss	(1,404,000)	(659,000)	(86,000)	(2,149,000)
Total Assets	146,177,000	21,534,000	(6,298,000)	161,413,000

The adjustments to reconcile to the consolidated financial statement total revenue, net (loss) income and total assets include the elimination of intercompany sales, noncontrolling interest in (income) loss of subsidiary and elimination of intercompany receivables.

KOPIN CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Geographical revenue information for the three years ended December 27, 2008, December 29, 2007 and December 30, 2006 was based on the location of the customers and is as follows:

	Fiscal Year
	2008		2007		2006
	Revenue	% of Total	Revenue	% of Total	Revenue	% of Total
Asia-Pacific	$33,584,000	29%	$40,451,000	41%	$24,858,000	35%
Americas	81,222,000	71%	57,698,000	59%	46,233,000	65%

	$114,806,000	100%	$98,149,000	100%	$71,091,000	100%

Revenues by product group consisted of approximately the following:

	Fiscal Year
	2008	2007	2006
III-V	$47,011,000	$43,599,000	$43,931,000
Display	67,795,000	54,550,000	27,160,000

Total revenues	$114,806,000	$98,149,000	$71,091,000

Long-lived assets by geographic area are as follows:

	Fiscal Years
	2008	2007
United States of America	$16,523,000	$17,972,000
Republic of Korea	2,837,000	3,955,000

	$19,360,000	$21,927,000

13.	Selected Quarterly Financial Information (Unaudited)

The following tables present Kopin’s quarterly operating results for the fiscal years ended December 27, 2008 and December 29, 2007. The information for each of these quarters is unaudited and has been prepared on the same basis as the audited consolidated financial statements. In the opinion of management, all necessary adjustments, consisting only of normal recurring adjustments, have been included to present fairly the unaudited consolidated quarterly results when read in conjunction with Kopin’s audited consolidated financial statements and related notes. These operating results are not necessarily indicative of the results of any future period.

Quarterly Periods During Fiscal Year Ended December 27, 2008:

	Three months ended March 29, 2008	Three months ended June 28, 2008	Three months ended September 27, 2008(1)	Three months ended December 27, 2008(1)
	(In thousands, except per share data)
Revenue	$29,165	$25,839	$30,709	$29,092
Gross profit(2)	6,684	5,476	9,924	7,518
Net income (loss) attributable to the controlling interest	$950	$(1,674)	$1,498	$1,812
Net income (loss) per share(3):
Basic	$0.01	$(0.02)	$0.02	$0.03
Diluted	$0.01	$(0.02)	$0.02	$0.03
Shares used in computing net income (loss) per share:
Basic	67,742	67,732	67,774	68,258
Diluted	67,747	67,732	68,528	68,648

(1)	The net earnings for each of the third and fourth quarters of fiscal year 2008 were impacted by non cash charges of $2.5 million for the other than temporary impairment of certain assets.
(2)	Gross profit is defined as net product revenue less cost of product revenues.
(3)	Net income (loss) per share is computed independently for each of the quarters presented; accordingly, the sum of the quarterly net income per share may not equal the total computed for the year.

KOPIN CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Quarterly Periods During Fiscal Year Ended December 29, 2007:

	Three months ended March 31, 2007	Three months ended June 30, 2007	Three months ended September 29, 2007	Three months ended December 29, 2007(1)
	(In thousands, except per share data)
Revenue	$18,129	$21,870	$29,221	$28,929
Gross profit(2)	2,646	2,477	4,969	5,474
Net (loss) income attributable to the controlling interest	$(3,299)	$(3,152)	$(387)	$282
Net (loss) income per share(3):
Basic	$(0.05)	$(0.05)	$(0.01)	$0.00
Diluted	$(0.05)	$(0.05)	$(0.01)	$0.00
Shares used in computing net (loss) income per share:
Basic	67,468	67,526	67,547	67,634
Diluted	67,468	67,526	67,547	67,650

(1)	The net earnings for the fourth quarter of fiscal year 2007 was impacted by a non cash charge of $0.4 million for the writedown of assets and an increase in allowance for doubtful accounts of $0.5 million.
(2)	Gross profit is defined as net product revenue less cost of product revenues.
(3)	Net (loss) income per share is computed independently for each of the quarters presented; accordingly, the sum of the quarterly net income per share may not equal the total computed for the year.